EXHIBIT 99.1


                              FIRST CITIZENS BANK




FOR IMMEDIATE RELEASE                             FOR INFORMATION, CONTACT
---------------------                             ------------------------
                                                  FIRST CITIZENS BANK
                                                  Janice C. Burt
                                                  Phone:  (803) 931-8539
                                                  Fax:    (803) 312-8850
                                                  Email:  janburt@fcbsc.com


    FIRST CITIZENS ANNOUNCES THE PURCHASE OF FOUR BRANCHES IN SOUTH CAROLINA

COLUMBIA, S.C., JUNE 30, 2003 - First Citizens Bank and Trust Company of South Carolina, a subsidiary of First Citizens Bancorporation of South Carolina, Inc. and Central Carolina Bank (CCB), one of three bank brands operated by National Commerce Financial Corporation (NYSE: NCF), announced today the signing of a definitive agreement by which First Citizens will purchase deposits and certain other assets of four CCB offices in South Carolina.

The CCB offices being acquired are located in Batesburg, Savannah Lakes, Ware Shoals, and York.

Jim Apple, Chairman and Chief Executive Officer of First Citizens Bank, stated that the two banks will work closely together to ensure a smooth transition for their customers. "First Citizens looks forward to continuing to serve the residents and businesses in Ware Shoals and York where we already have a banking presence. We are also pleased to be entering the Batesburg and Savannah Lakes communities."

Pending regulatory approval, the transaction is expected to be completed during the fourth quarter of 2003.


First Citizens Bancorporation of South Carolina, Inc. is the parent company of First Citizens Bank and Trust Company of South Carolina, The Exchange Bank of South Carolina, Inc. and Citizens Bank. First Citizens Bank offers services in commercial and retail banking through its 144 offices in South Carolina and its five offices in Georgia. The Exchange Bank operates four offices in South Carolina and Citizens Bank operates two offices in Georgia. As of March 31, 2003, First Citizens Bancorporation had total consolidated assets of $3.88 billion. For more information, visit the First Citizens web site at fcbsc.com.


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